Exhibit 99.1

Remarks by Howard A. Willard, Executive Vice President and Chief Financial Officer, Altria Group, Inc. and Brendan J. McCormick, Vice President, Investor Relations, Altria Client Services

Barclays Capital 2011 Back-To-School Consumer Conference

Boston, MA

September 7, 2011

Remarks by Brendan McCormick

Good morning and thank you for joining us for today’s presentation. Before I introduce Howard Willard, Altria Group, Inc.’s (Altria) Chief Financial Officer, let me cover the safe harbor statement.

Our remarks today contain projections of future results. I direct your attention to the forward-looking and cautionary statements section at the end of today’s press release for a review of the various factors that could cause actual results to differ materially from projections. Altria reports its financial results in accordance with U.S. generally accepted accounting principles. Today’s presentation may contain various operating results on both a reported and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations are available on our website, altria.com. In addition, comparisons discussed in today’s presentation are to the same prior-year period, unless otherwise stated.

Now it gives me great pleasure to introduce Howard Willard.

Remarks by Howard Willard

Thanks Brendan, and good morning everyone. Joining me here today are Marty Barrington, Altria’s Vice Chairman responsible for Innovation, Public Affairs, Human Resources and Compliance; and Murray Garnick, Altria’s Senior Vice President of Litigation. It is a pleasure to

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be here in Boston to talk with you about why we believe Altria remains a compelling investment, and our plans to continue delivering strong returns to our shareholders.

The stock market has been volatile this summer due to concerns about the economic recovery and other factors. In this kind of environment, defensive stocks like Altria appeal to many investors. Altria has many favorable characteristics to investors in today’s low interest rate environment because it generates significant cash flow that enables the company to pay a high dividend that currently yields 6%. In addition, the company has a history of managing through difficult challenges to deliver adjusted diluted earnings per share (EPS) growth and increased dividends, resulting in strong returns to shareholders compared to many other investment alternatives. This is why we believe that Altria makes a good addition to any stock portfolio.

Since the spin-off of Philip Morris International (PMI) in March 2008, Altria has generated consistent adjusted diluted EPS and dividend growth despite operating in an extremely challenging business environment. Altria grew adjusted diluted EPS at a compounded annual growth rate of 8.2% from 2007 through 2010, and increased its dividend five times since the PMI spin-off for a total increase of 41%. We delivered these strong business results by focusing on our portfolio of premium brands, and successfully managing through the recent recession and slowly developing economic recovery as well as the highest ever federal excise tax (FET) increase on tobacco products. These financial results led to strong total returns to our shareholders of 30.7% from March 28, 2008 through December 2010, exceeding the returns of the Food, Beverage and Tobacco Index and significantly beating the S&P 500. Through the end of August of this year, Altria’s 2011 total shareholder return of 13.7% continues to outperform the Food, Beverage and Tobacco Index and the S&P 500.

Past results are, of course, no guarantee of future performance, but we believe that Altria is well-positioned to continue creating substantial shareholder returns that exceed those of many other investment alternatives. The domestic tobacco space is an attractive place to invest because it generates strong cash flows, requires low ongoing capital investments and has minimal exposure to factors such as currency fluctuations and input cost pressures that impact financial results at other consumer packaged goods (CPG) companies.

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Altria focuses on the following four strategies that have historically delivered strong and consistent results. These are:

•	Investing in the strong premium brands of its operating companies;

•	Managing cost structures to maximize long-term income performance;

•	Maintaining a strong balance sheet; and

•	Consistently returning cash to shareholders, primarily through dividends.

We believe that continuing to follow these strategies will create strong returns for our shareholders in the future.

Investing in the strong premium brands of our operating companies creates a competitive advantage in the marketplace and supports high adjusted operating companies income margins and consistent income growth.

In the cigarette segment, Philip Morris USA Inc. (PM USA) focuses its efforts behind Marlboro, the nation’s largest and most successful cigarette brand. Marlboro had a retail share of 42.4% in the first half of 2011, and its share is larger than the next ten largest cigarette brands combined. PM USA believes that Marlboro is well-positioned to moderately grow its retail share over time in the cigarette category.

Marlboro’s growth potential starts with its fundamental strengths. It has the strongest brand equity in the cigarette category as evidenced by an adult smoker loyalty rate of nearly 90%, higher than any other major competitive brand. Marlboro has excellent demographics, with adult smoker share among 21 to 29 and 30 to 39 year olds exceeding its overall share. In addition, Marlboro’s equity is very strong and continues to be higher than any other major cigarette brand, according to a 2011 brand equity study conducted by TNS, the world’s largest custom market research firm.

Marlboro’s equity positioning as the cigarette that men smoke for flavor enables the brand to expand its flavor varieties with offerings designed to appeal to competitive adult smokers. These new product offerings also help enhance Marlboro’s equity. Over the past two years, PM USA

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launched four “Special Blend” products that contributed to retail share growth and enhanced Marlboro’s equity. Among Marlboro adult smokers, the brand’s already high equity scores are even higher among Marlboro Special Blend adult smokers.

In the non-menthol segment, which represented 70.2% of the cigarette category in the first half of 2011, Marlboro has the leading position: its segment share of over 51% is larger than all other non-menthol brands combined. The new “Special Blend” non-menthol products that were introduced in the first quarters of 2010 and 2011 helped build Marlboro’s share of the non-menthol segment from 50.6% in the fourth quarter of 2009 to 51.7% in the second quarter of 2011.

The menthol segment’s share of the cigarette category has historically fluctuated between 23 and 29 percent and recently increased to 29.8%. PM USA has capitalized successfully on recent menthol segment growth with Marlboro, as its flavor-based equity has enabled the brand to expand its position in the menthol segment. Marlboro built its menthol position by introducing products with different flavor characteristics designed to appeal to competitive adult smokers. Since the first half of 2008, Marlboro Menthol’s share of the menthol segment increased 2.4 share points to 20.9%. It is now the second largest, and one of the fastest-growing menthol brands.

Marlboro achieved a record retail share of 42.6% in 2010, gaining eight tenths of a share point as the brand benefited from equity building initiatives and new Special Blend product introductions that included higher levels of promoted share. As I mentioned earlier, about 90% of Marlboro adult smokers purchase the brand 100% of the time. Thus, about 10% or approximately four share points of Marlboro are purchased by promotion sensitive adult smokers who may move between brands based on promotional offers in the marketplace. Generally, PM USA believes that short-term retail share changes in Marlboro reflect relative changes in promotional activities among manufacturers, rather than a change in the brand’s underlying fundamentals. For example, Marlboro’s 2010 retail share growth was stronger than we had planned due to last year’s attractive introductory offer on Marlboro Special Blend. While PM USA believes that some level of price promotion activity is necessary to build Marlboro’s brand equity and create news,

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it does not believe that building Marlboro on price promoted share is necessary or appropriate to maintain the brand’s equity. Because of this, PM USA is willing to accept short-term negative year-over-year retail share comparisons for Marlboro because it is not focused on growing the brand off of higher levels of promoted share.

PM USA’s objective in the cigarette category is to balance income growth with Marlboro’s share growth. PM USA balances these two objectives over time, rather than focusing on quarter-to-quarter income and share results that may fluctuate on a short-term basis due to the timing of Marlboro’s new products and brand-building initiatives as well as competitive activity and trade inventory dynamics. In some years Marlboro has had strong retail share growth, while in others it was more modest or the brand’s share even declined year-over-year.

PM USA’s results from 2008 to 2010 indicate how it approaches balancing income and Marlboro’s retail share growth over time. The cigarette segment’s adjusted operating companies income grew at a compounded annual growth rate of 5.0%. From 2008 to 2010, the brand grew seven tenths of a share point, or about three tenths of a share point annually, which is in-line with or slightly above PM USA’s objective to maintain modest retail share momentum on Marlboro.

PM USA’s focus on growing Marlboro has enabled the company to maintain a high premium volume mix when compared to its principal competitors. In the first half of 2011, premium branded products represented 94.3% of PM USA’s cigarette shipments. PM USA’s principal competitors have responded to economic conditions by investing more in discount cigarette brands, which has negatively impacted their premium volume mix.

The overall discount segment’s share has fluctuated in the past decade within a range of 25% to 29% as factors such as the FET increase, economic conditions and the promotional activities of manufacturers caused the segment’s share to move up or down from quarter to quarter. PM USA does not believe that these fluctuations in the discount category have indicated a change in the segment’s underlying share trends, and continues to monitor this segment closely.

In the past, major manufacturers positioned some of their discount brands as offering more than low price to adult smokers through various equity-building activities. For example, PM USA and its competitors successfully built relatively large discount brands such as Basic, Doral, and GPC in the 1990s. These efforts were largely unsuccessful in the long-term because as soon as manufacturers increased prices on these brands, their low price positioning was undermined, and their retail shares quickly declined.

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PM USA has chosen a different path because it believes that long-term cigarette segment growth is built on premium brands. The premium segment’s retail share was over 72% in the first half of 2011, and PM USA believes that there is still ample room for Marlboro to grow in this segment. Marlboro’s positioning, strong equity and portfolio of products should enable the brand to continue to meet the evolving flavor preferences of its existing adult smokers and attract competitive adult smokers, all while expanding its margins and growing cigarette income.

PM USA’s approach in the cigarette category has led to strong 2011 first-half results when compared to its principal competitors.

•	PM USA’s net revenues per pack, excluding excise taxes, settlement payments and FDA user fees, increased 25.7% versus the first half of 2008;

•	PM USA’s adjusted operating companies income per pack increased 45.5% versus the first half of 2008; and

•	PM USA grew its adjusted operating companies income margins faster than its principal competitors.

Turning to our smokeless tobacco business, U.S. Smokeless Tobacco Company LLC (USSTC) builds its position in the smokeless tobacco category with its strong premium brands, Copenhagen and Skoal. Adult dippers have chosen Copenhagen for smokeless tobacco satisfaction since 1822. The brand has very strong brand equity, excellent adult demographics and lots of growth opportunities.

Copenhagen historically had strong positions in the natural and fine cut segments, but it had not broadened its portfolio of products as adult dipper preferences evolved. The fastest-growing segments in the smokeless tobacco category are wintergreen and straight, and easier-to-use form segments, such as long-cut and pouches. To address gaps in the brand’s product portfolio, USSTC introduced a variety of new products in these growing segments during the end of 2009 and beginning of 2010 that included Copenhagen Long Cut Wintergreen, Long Cut Straight and Extra Long Cut Natural. As a result of these new product initiatives, Copenhagen has had

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sustained retail share growth across the growing wintergreen and straight segments, as well as continued strength in its core natural business.

In June of this year, Copenhagen expanded its presence in the fast-growing wintergreen and pouch segments with Copenhagen Wintergreen Pouches. We are pleased with the initial adult consumer response and marketplace results.

New products, combined with brand-building equity activities, led to strong retail share growth for Copenhagen. Since the first half of 2009, Copenhagen’s retail share increased 2.8 share points to 25.5%. We are optimistic about Copenhagen’s future prospects given its balanced and sustained share growth.

USSTC’s other strong premium brand, Skoal, is perceived by its adult dippers as a modern and innovative brand with great tasting products. Skoal has high brand equity scores and strong adult demographics. Historically, however, USSTC had not evolved its Skoal product offerings to meet the changing flavor preferences of adult dippers. USSTC began addressing this situation earlier this year.

Skoal’s product portfolio traditionally offered adult dippers more tobacco-forward products. Today, many adult dippers want more flavor-forward tastes in their smokeless tobacco products. Skoal introduced a line of more flavor-forward products called Skoal X-tra at the end of the first quarter of this year to broaden its portfolio by appealing to a wider audience of adult dippers. In conjunction with the new product introductions, USSTC began to rationalize Skoal’s product portfolio in the second quarter of this year and de-listed seven Skoal stock-keeping units (SKU) that individually had limited distribution. Share gains from Skoal X-tra fully offset the retail share losses from the delisted SKUs in the second-quarter.

Skoal also introduced a new equity-building campaign and improved its retail look in key geographies to improve the brand’s retail share performance. These actions, along with the new product introductions, helped Skoal return to sequential retail share growth this year. Skoal grew its 2011 second-quarter retail share by half a share point versus the fourth quarter of 2010.

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When Altria acquired USSTC in early 2009, Copenhagen and Skoal’s combined share had been declining by an average of 3.4 share points per year from 2001 through 2008. Our objective was to return Copenhagen and Skoal’s combined retail share to growth. USSTC’s brand-building initiatives and new product introductions have successfully done that. The brands’ combined 2011 first-half retail share increased one share point from the first half of 2009, and their combined 2011 second-quarter retail share increased 1.4 share points versus the fourth quarter of 2010. Although we certainly do not expect retail share for the brands to grow every quarter, we do expect Copenhagen and Skoal to continue building their combined retail share position over time now that they are showing positive marketplace momentum.

Both Copenhagen and Skoal have strong brand equity that enables them to be priced at a premium compared to competitive brands. Copenhagen’s second-quarter average retail price per can was $4.17, representing a 44% price premium versus the next largest competitive brand.

USSTC and PM USA also introduced spit-less tobacco pouch products earlier this year. USSTC introduced two Skoal Snus varieties in the first quarter designed for adult dippers seeking a spit-less tobacco pouch product. Marlboro expanded its Snus offerings with two new products designed to appeal to adult smokers seeking smokeless tobacco alternatives. We continue to believe that spit-less tobacco pouches offer long-term potential, but we recognize that it will take time to create awareness and generate trial and conversion to spit-less tobacco pouches among adult smokers.

USSTC is pleased with Copenhagen and Skoal’s 2011 first-half performance and their contribution to Altria’s smokeless products segment’s profitability. Smokeless products segment’s adjusted operating companies income grew 7.2% and adjusted operating companies income margins grew three percentage points to 57.3%. We believe that building premium brands in the growing smokeless tobacco category will support strong margins and long-term profit growth.

John Middleton Co. (Middleton) is also focused on its premium brand in the cigar business. Black & Mild is the best any day cigar adults enjoy because of its unique taste and pleasant

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aroma. Black & Mild has strong brand equity, excellent adult demographics, with high share among 21 to 29 year olds, and opportunities for growth.

Black & Mild’s historic strength has been in the tipped cigarillo segment. Since adult cigar smokers seek variety from their brand, Black & Mild has introduced a number of tipped cigarillo varieties over the past few years. These new products contributed to Black & Mild growing its 2011 first-half share of the tipped cigarillo segment by eight tenths of a share point to 84.6%.

Middleton has historically had limited presence in the untipped cigarillo segment. This segment, which represented 54.1% of machine-made large cigars in the first half of 2011, presents a growth opportunity for Black & Mild. In the second quarter of this year, Middleton nationally expanded Black & Mild untipped cigarillos in both Classic and Sweets varieties. Later this month Middleton plans to broaden its untipped cigarillo portfolio with the national introduction of Black & Mild Wine. This new product along with the Classic and Sweets varieties will be available in a new aroma wrap™ foil pouch.

There continues to be intense competition in the machine-made large cigar category since federal excise taxes were increased in 2009, driven by an increase in imported, low-priced cigars. Middleton responded with promotional investments to defend Black & Mild’s marketplace position. These investments, new product introductions and other brand-building initiatives contributed to Black & Mild’s 2011 first-half retail share growth of eight tenths of a share point. Although the promotional investments impacted Middleton’s income performance, we were encouraged that Middleton improved its 2011 second-quarter adjusted operating companies income and margins versus the first quarter.

Middleton also recently entered into a contract manufacturing arrangement to source a portion of its cigars overseas. This arrangement will enable Middleton to access additional production capacity in an uncertain competitive environment and a tax environment that potentially benefits imported large cigars over those manufactured domestically.

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Turning to our wine business, which was acquired as part of the UST LLC (UST) acquisition, Ste. Michelle Wine Estates continues to successfully execute its “String of Pearls” strategy to grow volume and operating companies income. Ste. Michelle develops or acquires unique wine assets or distribution rights in order to expand its portfolio of leading premium wine products in key wine segments. This year, Ste. Michelle has focused on improving its volume mix to more premium, higher margin products, which has benefited its adjusted operating companies income and margin performance.

Altria’s second strategy is to manage its cost structure to maximize long-term income performance. Careful management of our cost structure allows our operating companies to reinvest savings back into their premium brands, and contributes to income and cash flow growth.

Altria’s $1.5 billion cost reduction program off its 2006 cost base is substantially complete, and we expect to exceed that goal by the end of 2011. This program comprehensively restructured the company as we moved Altria’s corporate headquarters from New York to Richmond, closed PM USA’s Cabarrus cigarette manufacturing facility, integrated UST and Middleton, and built shared services organizations to service our operating companies. As a result, Altria now has approximately 10,000 employees, which is remarkably low for a company of its revenue size.

Altria’s financial profile compares favorably to our principal domestic competitors, and other CPG companies in the Food, Beverage and Tobacco Index with revenues greater than $10 billion. After excluding our settlement, regulatory and excise tax payments to government entities, Altria’s net revenues per employee is among the highest and the company’s adjusted EBITDA per employee is the highest in the Index.

Altria’s business model also allows it to capitalize on shifts in adult tobacco consumer preferences and efficiently reallocate resources as consumer preferences evolve. Our business model:

•	Supports a greater diversity of product revenue streams than our competitors; and

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•	Helps build the equity of our operating companies’ premium brands, enabling them to price at a premium compared to many competitive brands.

Altria’s announced cost reduction program ends this year, but we plan to continue optimizing cost structures on an ongoing basis to enhance shareholder value. PM USA plans to continue reducing its cost structure ahead of cigarette volume declines, and USSTC and Middleton continue to enhance productivity largely within their existing infrastructures.

Altria’s third strategy is to maintain a strong balance sheet. This strategy secures the cash flow generated by the operating companies, protects Altria’s investment grade credit rating and allows the company to pay a generous dividend.

Over the past few years we made substantial progress in reducing our weighted average interest costs by retiring high coupon debt as it came due and by taking advantage of favorable conditions in the debt market to issue new, lower interest rate bonds. These actions helped reduce our weighted average interest cost from 9.1% at the end of 2009 to 8.3% at the end of the second quarter of 2011, and we continually evaluate opportunities to reduce our financing costs further.

Altria’s conservative debt to EBITDA ratio, which is calculated per our credit agreement, is 1.9 to 1.0 and helps maintain our financial strength and preserves our access to commercial paper for short-term liquidity needs. Our access to commercial paper is backstopped with a senior, unsecured five-year revolving credit facility of $3 billion that helps secure Altria’s short-term liquidity position through 2016.

Altria’s economic interest in SABMiller plc (SABMiller) strengthens our balance sheet by providing equity earnings and cash flow, while also providing a potential source of liquidity. Its equity earnings for Altria grew at a compounded annual growth rate of 11.3% from 2003 to 2010. Altria’s economic interest, which has a low tax basis of under $500 million, has increased in value from $3.4 billion in July of 2002 to $15.6 billion at the end of August, and any sale would be taxed at Altria’s corporate tax rate of 35%. We regularly evaluate our interest in

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SABMiller and continue to believe maintaining the investment is in the best interests of our shareholders.

Our balance sheet strength helps enable Altria’s fourth strategy, which is to return a large amount of cash to shareholders primarily through dividends. Altria’s operating companies generate a large amount of cash from operations, while internal uses of cash remain relatively low. We project that capital expenditures will remain relatively modest at less than 1% of net revenues for the next several years, so we expect to continue returning the vast majority of cash to our shareholders.

Dividends to shareholders are very important to creating shareholder returns. Over the past three-, five- and ten-year periods, dividends and dividend reinvestment represented almost all of the S&P 500’s total return to shareholders, and over the last fifteen- and twenty-year periods dividends represented over 35% of the S&P 500’s total returns.

Altria targets paying out approximately 80% of its adjusted diluted EPS in the form of dividends, which is among the highest payout ratios for companies in the Food, Beverage and Tobacco Index. Altria has a long history of rewarding shareholders with dividends, having increased our dividend 45 times in the last 42 years, with our most recent increase of 7.9% at the end of last month. Since the PMI spin-off in 2008, Altria has increased its dividend five times for a total increase of 41%, which is among the highest for companies in the Food, Beverage and Tobacco Index. Our dividend yield of 6% as of August 31, 2011, is the highest among companies in the Index. Altria continues to expect to raise its dividend in-line with adjusted EPS growth, though all dividend payments remain subject to the discretion of Altria’s Board of Directors.

Our consistent history of paying a strong and growing dividend has been an important reason why Altria has outperformed the broader S&P 500 over the last three-, five- and ten-year periods. In the ten years ending December 31, 2010, Altria’s total return to shareholders was 303% with more than half of that return coming in the form of dividends. Over the same period the S&P 500 returned 15%, due entirely to dividends. On a year-to-date basis through the end of August, Altria’s return in the form of dividends alone has outpaced total returns from the S&P 500.

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Periodically, Altria returns additional cash to shareholders in the form of stock buybacks. Earlier this year, we announced a $1 billion stock buyback program. We repurchased 22.8 million shares in the second quarter for a total cost of $616 million, and expect to complete the program by the end of the third quarter of this year.

We will continue to evaluate future stock buyback programs and may repurchase additional stock when we believe it enhances shareholder value. We believe that stock buyback programs should not come at the expense of our strong balance sheet as we want to preserve appropriate financial flexibility to reduce our financing costs over time.

We believe that following the four strategies I discussed has enabled Altria and its family of companies to consistently deliver strong business results and returns to our shareholders.

Just as important as these four strategies, is how we manage the external challenges facing the tobacco industry. We have had substantial success in managing litigation and continue to vigorously defend claims, although litigation remains a challenging risk. For a detailed litigation discussion, I refer you to Altria’s 2011 second-quarter 10-Q filing. In addition, we continue enhancing our ability to deal with FDA oversight to help our tobacco companies succeed in a regulated environment. And while we have had success to date, we are mindful of the challenges and risks in each of these areas.

Altria has delivered solid adjusted diluted EPS growth over the past three years. We believe that our consistency versus non-tobacco CPG companies is helped by our relatively limited exposure to currency fluctuations and input cost pressures, and that our consistency versus our domestic tobacco peers is aided by Altria’s differentiating strategies and greater income diversity. Altria’s premium brand focus, greater exposure to high-margin categories, and non-tobacco income from SABMiller and Ste. Michelle, create a stable business platform that we believe will continue to deliver solid financial results.

Altria is on track to achieve its 2011 full-year EPS guidance. Altria reaffirms that it expects its 2011 full-year adjusted diluted EPS to grow 6% to 9% to a range of $2.01 to $2.07 per share.

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We also reaffirm that we expect to achieve reported diluted EPS in the range of $1.70 to $1.76. Our 2011 full-year forecast includes the anticipated impact of cigarette trade inventory dynamics on year-over-year shipment volume and income comparisons. As a reminder, PM USA’s 2011 first-half results benefited from the trade building cigarette inventory levels, and we believe the trade depleted these inventories in the third quarter, which will negatively impact third-quarter cigarette volume and income comparisons. These trade inventory dynamics are playing out as we expected. Altria therefore expects its quarterly adjusted diluted EPS growth to be stronger in the fourth quarter of 2011 compared to the third quarter of 2011.

Let me conclude by saying that this year’s adjusted diluted EPS forecast is consistent with Altria’s objective to achieve average annual adjusted diluted EPS growth of 7% to 9% over time. We believe our projected 2011 adjusted diluted EPS growth of 6% to 9%, in conjunction with our strong dividend that is currently yielding 6%, offers investors a compelling investment proposition in what remains a challenging economic environment.

We believe that we have the business platform, premium brands, and strategies needed to deliver these strong returns to our shareholders, and we couple these strengths with what we believe are industry-leading capabilities in the areas of litigation management and regulatory affairs. These strengths have historically resulted in consistently strong results for our shareholders in what have been very challenging business conditions, and we believe we can continue to deliver strong returns for many years to come.

Thank you. Marty, Murray and I will now be happy to take your questions.

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Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

Today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the period ended June 30, 2011.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to

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environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures

Altria reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). Today’s webcast contains historical results and 2011 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results.

Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are detailed below.

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Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2011 Guidance	2010	Change

Reported diluted EPS	$1.70 - $1.76	$1.87	(9)% to (6)%

Asset impairment, exit, integration and implementation costs	—	0.04

UST acquisition-related costs*	—	0.01

SABMiller special items	0.01	0.03

PMCC leverage lease charge	0.30	—

Tax items**	—	(0.05)

Adjusted diluted EPS	$2.01 - $2.07	$1.90	6% to 9%

*	Excludes exit and integration costs

**	Excludes the tax impact included in the 2011 PMCC leveraged lease charge

Altria’s Adjusted Results Excluding Special Items

	Full Year
	2010	2009	2008	2007
Reported diluted EPS from continuing operations	$1.87	$1.54	$1.48	$1.48
Asset impairment, exit, integration and implementation costs	0.04	0.19	0.15	0.15
Gain on sale of corporate headquarters building	—	—	(0.12)	—
Loss on early extinguishment of debt	—	—	0.12	—
Interest on tax reserve transfers to Kraft Foods Inc. (Kraft)	—	—	—	0.02
PMCC recoveries from airline industry exposure	—	—	—	(0.06)
UST acquisition-related costs*	0.01	0.06	0.02	—
SABMiller special items	0.03	—	0.03	—
Tax items	(0.05)	(0.04)	(0.03)	(0.09)

Adjusted diluted EPS from continuing operations	$1.90	$1.75	$1.65	$1.50

Percent change of adjusted diluted EPS versus prior year	8.6%	6.1%	10.0%

Adjusted diluted EPS Compound Annual Growth Rate 2010 vs 2007	8.2%

*	Excludes exit and integration costs

Altria’s Adjusted Results Excluding Special Items

	2011		2010
	Q1	Q2	Q1	Q2	Q3	Q4

Reported diluted EPS	$0.45	$0.21	$0.39	$0.50	$0.54	$0.44
Asset impairment, exit, integration and implementation costs	—	—	0.01	0.02	0.01	—
SABMiller special items	(0.01)	0.02	0.01	0.01	—	0.01
PMCC leverage lease charge	—	0.30	—	—	—	—
Tax items*	—	—	0.01	(0.03)	(0.01)	(0.01)

Adjusted diluted EPS	$0.44	$0.53	$0.42	$0.50	$0.54	$0.44

Percent change of adjusted diluted EPS versus prior year period	4.8%	6.0%

*	Excludes the tax impact included in the 2011 PMCC leveraged lease charge

Altria Consolidated Earnings Before Interest Taxes Depreciation & Amortization (EBITDA) for the Debt Covenant for Twelve months ended *

	Twelve months ended June 30, 2011	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009
	($ in millions)
Net earnings	$3,433	$3,907	$3,208

Equity earnings and minority interest, net	(731)	(631)	(601)

Dividends from less than 50% owned affiliates	319	303	254

Provision for income taxes	2,263	1,816	1,669

Depreciation & Amortization	260	276	291

Asset impairment and exit costs	11	36	421

Interest and other debt expense, net	1,128	1,133	1,185

PMCC leverage lease charge	490	—	—

Reduction of Kraft and PMI receivables	—	169	—

Consolidated EBITDA attributable to Altria Group, Inc.	$7,173	$7,009	$6,427

Current portion of Long-term debt	$—	$—	$775

Long-term debt	13,688	12,194	11,185

Discount on debt	38	32	41

Third-party guarantees	—	—	12

Total Debt	$13,726	$12,226	$12,013

Total Debt/EBITDA	1.9	1.7	1.9

*	Reflects terms “Consolidated EBITDA” and “Debt” as defined in the Revolving Credit Agreements

Altria Consolidated Adjusted Net Revenues for Last Twelve months ended June 30,

	2H 2010	1H 2011	Last Twelve Months ended June 30, 2011
	($ in millions)
Reported Net Revenues for Altria Group, Inc.	$12,329	$11,563	$23,892

Less: Excise Taxes on products	(3,729)	(3,618)	(7,347)

Less: MSA, Quota & FDA User Fees	(2,495)	(2,514)	(5,009)
Plus: PMCC leverage lease charge	—	490	490

Adjusted Net Revenues for Altria Group, Inc.	$6,105	$5,921	$12,026

Headcount as of December 31, 2010			10,000

Adjusted Net Revenues per employee			$1.20

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment for the

Full-Years ended December 31,

($ in millions)

	Full-Year Results
	Cigarettes
	2010	2009	2008

Reported OCI	$5,451	$5,055	$4,866
Asset impairment, exit, integration and implementation costs	99	254	166

Adjusted OCI	$5,550	$5,309	$5,032

Adjusted OCI Compound Annual Growth Rate 2010 vs. 2008	5.0%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment for the First-Half Results ended June 30,

($ in millions)

	First-Half Results
	Cigarettes		Smokeless Products			Cigars			Wine
	2011	2008	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Reported OCI	$2,883	$2,377	$415	$376		$69	$103		$31	$19
Asset impairment, exit, integration and implementation costs	3	61	2	13		—	1		—	1
UST acquisition-related costs	—	—	1	1		—	—		3	9

Adjusted OCI	$2,886	$2,438	$418	$390	7.2%	$69	$104	(33.7)%	34	$29	17.2%

Net Revenues	$10,735	$9,149	$783	$771		$266	$290		$217	$201

Less Excise taxes	3,452	1,650	53	53		105	103		8	8

Less Revenues for contract volume Mfg for PMI	—	110	—	—		—	—		—	—

Adjusted Net Revenues [1]	$7,283	$7,389	$730	$718		$161	$187		$209	$193

Less MSA & Quota	2,403	2,718

Less FDA User Fees	101	—

Adjusted Net Revenues [2]	$4,779	$4,671

Adjusted Net Revenues per pack [6]	$1.40	$1.12

Percent change 1H 2011 Adjusted Net Revenues [2] per pack versus 1H 2008 Adjusted Net Revenues [2] per pack	25.7%

Adjusted OCI Margins [5]	39.6%	33.0%	57.3%	54.3%		42.9%	55.6%		16.3%	15.0%

% point change 2010 Adjusted OCI Margin versus 2007 Adjusted OCI Margin	6.6		3.0			(12.7)			1.3

Reported Volume on a per pack basis [3]	3.4	4.2

Adjusted OCI per pack [4]	$0.85	$0.58

Percent change 1H 2011 Adjusted OCI per pack versus 1H 2008 Adjusted OCI per pack	45.5%

[1]	Net Revenues net of excise taxes and contract volume manufactured for PMI
[2]	Adjusted Net Revenues less MSA, Quota, FDA User Fees
[3]	Volume is billions of packs for cigarettes calculated to the nearest million
[4]	Adjusted OCI divided by Reported Volume on a per pack basis calculated to the nearest million
[5]	Adjusted OCI Margins are calculated as Adjusted OCI divided by Adjusted Net Revenues [1]
[6]	Adjusted Net Revenues [2] divided by Reported Volume on a per pack basis calculated to the nearest million

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment

for the First-Quarter ended March 31, and the Second-Quarter ended June 30,

($ in millions)

	First-Quarter & Second-Quarter Results
	Cigars
	Q2 2011	Q1 2011	% Change

Reported OCI	$47	$22
Asset impairment, exit, integration and implementation costs	—	—
UST acquisition-related costs	—	—

Adjusted OCI	$47	$22	113.6%

Net Revenues	$149	$117

Less Excise taxes	54	51

Net Revenues net of excise taxes	$95	$66

Adjusted OCI Margins [1]	49.5%	33.3%

Sequential % point change adjusted OCI margin	16.2

[1]	Adjusted OCI Margins are calculated as Adjusted OCI divided by Net Revenues net of excise taxes

Altria Adjusted Consolidated Earnings Before Interest Taxes Depreciation & Amortization (EBITDA) for Last Twelve months (LTM) ended June 30,

	2H 2010	1H 2011	LTM ended June 30, 2011
	($ in millions)
Net Earnings	$2,051	$1,382	$3,433
Provision for Income Taxes	1,039	1,224	2,263
Interest and other debt expense, net	556	572	1,128
Asset impairment, exit, implementation & integration costs	36	5	41
Corporate asset impairment and exit costs	5	—	5
UST acquisition-related costs*	12	4	16
PMCC leverage lease charge	—	490	490
Earnings from equity investment in SABMIller	(377)	(344)	(721)
Depreciation & Amortization	139	121	260

Adjusted EBITDA	$3,461	$3,454	$6,915

Headcount as of December 31, 2010			10,000

Adjusted EBITDA per employee			$0.69

*	Excludes exit and integration costs